                                                                     EXHIBIT 4.9

                                 THINKBOX INC.

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                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT
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

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

1.   Purchase and Sale of Series C Preferred Stock............................1

     1.1   Sale and Issuance of Series C Preferred............................1
     1.2   Initial Payment....................................................1
     1.3   CompassLearning Payment............................................1
     1.4   WRC Payments.......................................................2
     1.5   Continued Funding Payments.........................................2
     1.6   Post-Exercise Funding..............................................2
     1.7   Termination of Funding.............................................3
     1.8   Company Legal Fees.................................................3


2.   WRC Option...............................................................4

     2.1   WRC Option.........................................................4
     2.2   Option Consideration...............................................4
     2.3   Termination of WRC Option..........................................4
     2.4   Merger Agreement...................................................4


3.   Company Repurchase Option................................................4


4.   Definitions..............................................................5

     4.1  Company Material Adverse Effect.....................................5
     4.2  Continued Funding...................................................5
     4.3  Company Knowledge...................................................5


5.   Representations and Warranties of the Company to WRC.....................5

     5.1   Corporate Organization and Authority...............................5
     5.2   Capitalization.....................................................6
     5.3   Subsidiaries.......................................................7
     5.4   Authorization......................................................7
     5.5   Validity of Series C Preferred.....................................7
     5.6   No Conflict with Other Instruments; Compliance with Laws...........8
     5.7   Agreements; Actions................................................8
     5.8   Litigation........................................................10
     5.9   Title to Property and Assets; Leases..............................11
     5.10  Patents and Other Proprietary Rights..............................11
     5.11  Confidential Information and Intellectual Property Assignments....12
     5.12  Registration Rights...............................................12
     5.13  Brokers and Finders...............................................13
     5.14  Governmental Consents.............................................13
     5.15  Corporate Documents...............................................13
     5.16  Minute Books......................................................13

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                                TABLE OF CONTENTS
                                  (continued)

                                                                           Page
                                                                           ----

     5.17  Disclosure........................................................13
     5.18  No Conflict of Interest...........................................13
     5.19  Financial Statements; Undisclosed Liabilities; Absence
           of Changes........................................................14
     5.20  Taxes.............................................................14
     5.21  Permits...........................................................16
     5.22  Employee Benefits.................................................16
     5.23  Employee and Labor Matters........................................17
     5.24  Insurance.........................................................17
     5.25  Effect of Transaction.............................................17
     5.26  Operating Deficits................................................17
     5.27  Information Supplied..............................................18


6.   Representations and Warranties of WRC...................................18

     6.1   Organization, Standing and Power..................................18
     6.2   Authorization.....................................................18
     6.3   Capital Structure.................................................18
     6.4   Brokers and Finders...............................................19
     6.5   Securities Laws...................................................19
     6.6   Legends...........................................................20
     6.7   Tax Advisors......................................................21
     6.8   SEC Documents; WRC Financial Statements...........................21
     6.9   No Material Adverse Change........................................22
     6.10  Litigation........................................................22
     6.11  Information Supplied..............................................22


7.   Conditions of WRC's Obligations at the Closings.........................22

     7.1   Representations and Warranties....................................22
     7.2   Performance.......................................................22
     7.3   Blue Sky Compliance...............................................23
     7.4   Rights Agreement, Co-Sale Agreement...............................23
     7.5   Proceedings Satisfactory..........................................23
     7.6   Certified Charter Documents.......................................23
     7.7   Amended and Restated Certificate of Incorporation.................23
     7.8   Opinion of Company Counsel........................................23
     7.9   Conversion Shares.................................................23
     7.10  CompassLearning...................................................23
     7.11  Voting Agreement..................................................23
     7.12  No Litigation.....................................................23
     7.13  Credit Agreement..................................................24
     7.14  Delivery of Shares................................................24

                                TABLE OF CONTENTS
                                  (continued)

                                                                           Page
                                                                           ----


8.   Conditions of the Company's Obligations at the Closings.................24

     8.1   Representations and Warranties....................................24
     8.2   Rights Agreement, Right of First Refusal and Co-Sale..............24
     8.3   Performance.......................................................24
     8.4   Amended and Restated Certificate of Incorporation.................25
     8.5   Blue Sky Compliance...............................................25
     8.6   Payment of Purchase Price.........................................25
     8.7   Weekly Reader.....................................................25
     8.8   Voting Agreement..................................................25


9.   Covenants of the Company................................................25

     9.1   Access............................................................25
     9.2   Conduct of Business...............................................25
     9.3   Advise of Changes.................................................27
     9.4   Use of Proceeds...................................................28
     9.5   Effectiveness of the Merger Agreement.............................28


10.  Indemnification.........................................................28

     10.1  Indemnification...................................................28
     10.2  Adjustment For Indemnification by the Company.....................29
     10.3  Procedures Relating to Indemnification............................29
     10.4  Reduction of Payments, Continued
           Funding and Post-Exercise Funding.................................31


11.  Additional Agreements...................................................31

     11.1  Reasonable Best Efforts...........................................31
     11.2  Frustration of Closing Conditions.................................31


12.  Termination.............................................................31

     12.1  Termination.......................................................31
     12.2  Other Agreements; Material To Be Returned.........................32
     12.3  Effect of Termination.............................................33


13.  Miscellaneous...........................................................33

     13.1  Entire Agreement; Successors and Assigns..........................33
     13.2  Transfers and Assignments.........................................33
     13.3  Governing Law.....................................................33
     13.4  Counterparts......................................................33
     13.5  Headings..........................................................34
     13.6  Notices...........................................................34
     13.7  Survival of Representations and Warranties........................34

                                TABLE OF CONTENTS
                                  (continued)

                                                                           Page
                                                                           ----

     13.8  Amendment of Agreement............................................34
     13.9  Finders Fees......................................................34
     13.10 Expenses..........................................................34
     13.11 Aggregation of Stock..............................................34
     13.12 Severability......................................................34
     13.13 Attorneys' Fees and Expenses......................................35
     13.14 Delays or Omissions...............................................35
     13.15 Enforcement.......................................................35
     13.16 Solicitation of Employees.........................................35

                                    EXHIBITS


 Exhibit A   --   Schedule of Payments
 Exhibit B   --   Second Amended and Restated Certificate of Incorporation
 Exhibit C   --   First Amended and Restated Investors' Rights Agreement
 Exhibit D   --   First Amended and Restated Right of First Refusal
                  and Co-Sale Agreement
 Exhibit E   --   Form of Legal Opinion
 Exhibit F   --   Option Payment Schedule
 Exhibit G   --   Irrevocable Proxy and Voting Agreement
 Exhibit H   --   License Agreement
 Exhibit I   --   Amendment to Distribution Agreement
 Exhibit J   --   Merger Agreement
 Exhibit K   --   Form of Confidential Information and Intellectual
                  Property Assignment Agreement
 Exhibit L   --   Consent Solicitation and Information Statement

                   SERIES C PREFERRED STOCK PURCHASE AGREEMENT

         THIS SERIES C PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made as of May __, 2001 (the "Effective Date"), by and among ThinkBox Inc., a Delaware corporation (the "Company"), and WRC Media Inc., a Delaware corporation ("WRC").

                                R E C I T A L S:
                                ---------------

         A. The Board of Directors of the Company has adopted the Second Amended and Restated Certificate of Incorporation (the "Certificate") attached hereto as Exhibit B, which, among other matters, establishes the rights, preferences and privileges of the Company's Series C Preferred Stock ("Series C Preferred").

         B. The Company desires to sell shares of Series C Preferred to WRC and WRC desires to purchase shares of Series C Preferred, on the terms and subject to the conditions set forth in this Agreement.

         C.  In connection with the sale by the Company of shares of Series
C Preferred to WRC, the Company wishes to grant WRC and WRC wishes to acquire an option to acquire the Company, on the terms and subject to the conditions set forth in this Agreement.

         THE PARTIES AGREE AS FOLLOWS:

         1. Purchase and Sale of Series C Preferred Stock.

            1.1 Sale and Issuance of Series C Preferred. The Company shall sell to WRC and WRC shall purchase from the Company, the number of shares of Series C Preferred set forth on Exhibit A in exchange for the payments set forth on Exhibit A and the rights granted to the Company pursuant to the License Agreement (the "License Agreement") attached hereto as Exhibit H, on the terms and subject to the conditions set forth in this Agreement. The shares of Series C Preferred sold to WRC are referred to as the "Shares."

            1.2 Initial Payment. The initial purchase and sale of the Shares shall take place on the initial closing date of the sale by the Company to WRC of the Shares pursuant to this Agreement, or on such other date as the Company and WRC mutually agree, but in no event later than three (3) business days from the Effective Date (the "Initial Closing Date"). At the initial closing (the "Initial Closing"), WRC shall deliver to the Company (a) an executed counterpart of this Agreement and (b) a check, wire transfer or cancellation of indebtedness (or any combination thereof) in the aggregate amount specified for the initial payment pursuant to the Schedule of Payments attached as Exhibit A hereto.

            1.3 CompassLearning Payment. In consideration for the Company extending the distribution agreement dated September 15, 2000, between the Company and CompassLearning Inc. (the "Distribution Agreement") as provided in
Section 7.10 of this Agreement, WRC has made a payment by cash or wire transfer to the Company in the amount of $350,000 on March 16, 2001 (the "CompassLearning Payment"). The Company shall issue to WRC 1,267,569 Shares at the Initial Closing for the CompassLearning Payment.

            1.4 WRC Payments. WRC shall make payments to the Company pursuant to the Schedule of Payments attached as Exhibit A hereto (the "Payments"), and the Company shall, on the dates and for the amounts set forth on Exhibit A (each such payment being a "Monthly Payment Closing" and the date of each Monthly Payment Closing being a "Monthly Payment Closing Date"), sell to WRC the number of shares of Series C Preferred set forth on Exhibit A. All such sales shall be made on the terms and conditions set forth in this Agreement. Any shares of Series C Preferred sold pursuant to this Section 1.4 shall be deemed to be "Shares" for all purposes under this Agreement. The Shares issued to WRC in return for the Payments, the CompassLearning Payment and the Company Legal Fees (as defined in Section 1.8) shall represent, in the aggregate, 38% of the Capital Stock (as defined below) of the Company on a fully-diluted basis.


            1.5 Continued Funding Payments. In exchange for any Continued Funding (as defined in Section 4.2), no later than 14 months from the Effective Date, the Company shall issue to WRC the number of additional shares of Series C Preferred that will provide WRC with the additional percentage ownership of the Company equal to (i) the aggregate Continued Funding divided by (ii) the total value of the Company as determined by multiplying the consideration WRC would pay in connection with the WRC Option and as set forth on Exhibit F hereto by
1.4925. Any shares of Series C Preferred sold pursuant to this Section 1.5 shall be deemed to be "Shares" for all purposes under this Agreement.


            1.6 Post-Exercise Funding. From the date of the Option Exercise to the later of the date that is 12 months subsequent to the date of the Initial Closing or the Option Closing Date (as defined in Section 2.1), WRC shall continue to make monthly payments to the Company and to fund the projected operating deficits of the Company, consistent with past practice and future needs (the "Post-Exercise Funding"), as such payments and projected operating deficits are mutually agreed to by WRC and the Company and detailed in Section
5.26 of the Company Disclosure Letter (as defined in Section 5) (each such payment being a "Post-Exercise Funding Closing" and the date of each Post-Exercise Funding Closing being a "Post-Exercise Funding Closing Date"). In exchange for any Post-Exercise Funding, no later than 14 months from the Effective Date, the Company shall issue to WRC the number of additional shares of Series C Preferred that will provide WRC with the additional percentage ownership of the Company equal to (i) the aggregate Post-Exercise Funding divided by (ii) the total value of the Company as determined by multiplying the consideration WRC would pay in connection with the WRC Option and as set forth on Exhibit F hereto by 1.4925. Any shares of Series C Preferred sold pursuant to this Section 1.6 shall be deemed to be "Shares" for all purposes under this Agreement. Post-Exercise Funding shall terminate upon the termination of this Agreement.

            1.7 Termination of Funding.

                (a) WRC Voluntary Termination. WRC may terminate the Payments, Continued Funding or Post-Exercise Funding at any time upon fifteen (15) days' prior written notice to the Company. Except as provided in Section 1.7(b), upon such termination (i) WRC shall make a payment to the Company by cash or wire transfer in the amount of $714,286 within ten (10) days of such termination;
(ii) the Company shall sell to WRC the shares of Series C Preferred equal to the number of shares which it would receive in the aggregate at two Monthly Payment Closings and (iii) except in the case of termination of Post-Exercise Funding, the WRC Option (as defined in Section 2.1) shall terminate immediately.


                (b) Termination for Breach. To terminate the Payments, Continued Funding or Post-Exercise Funding for material breach by the Company of any of its representations, warranties or covenants under this Agreement, WRC must first provide written notice of such material breach (the "Notice of Breach"). If the Company has not cured such material breach within 30 days of receipt of the Notice of Breach, WRC may terminate the Payments, Continued Funding or Post-Exercise Funding without regard to clauses (i) and (ii) of Section 1.7(a); provided, however, that WRC may suspend the Payments, Continued Funding or Post-Exercise Funding pending the cure of such material breach by the Company. In addition, except in the case of termination of Post-Exercise Funding, the WRC Option (as defined in Section 2.1) shall not terminate if the Company cures such material breach (i) within 60 days of receipt of the Notice of Breach or (ii) within 90 days of receipt of the Notice of Breach, if such Notice of Breach is received during the Option Term (as defined in Section 2.1) (each, a "Cure Period"); provided, however, in the event that the Company determines within five days of receipt of the Notice of Breach that the Company is incapable of curing such material breach, the Company shall notify WRC in writing of such determination within such five-day period and the WRC Option shall terminate (i) 30 days after receipt of the Notice of Breach or (ii) 60 days after receipt of the Notice of Breach, if such Notice of Breach is received during the Option Term.

            1.8 Company Legal Fees. In addition to any other payments made by WRC pursuant this Section 1, WRC shall pay to the Company an amount equal to the fees and expenses of the Company's legal counsel, Wilson Sonsini Goodrich & Rosati, P.C. and Kaye Scholer LLP, incurred in connection with the Agreements (as defined in Section 5.1(b)) and the transactions contemplated thereby, in the amount of $200,000 (the "Company Legal Fees"). Such payment shall be paid to the Company at the Initial Closing in accordance with Section 13.10 hereof. The Company shall issue to WRC 724,325 Shares at the Initial Closing in connection with WRC's payment of the Company Legal Fees.

         2. WRC Option.

            2.1 WRC Option. During the six-month term beginning October 15, 2001 and ending April 15, 2002, which term shall be extended by any Cure Period pursuant to Section 1.7(b) (the "Option Term"), WRC shall have an option (the "WRC Option") to acquire in a single transaction all of the then outstanding shares of capital stock of the Company not already owned by WRC through a merger of the Company with and into TBI Acquisition Corp., a Delaware corporation ("WRC Sub") (or as otherwise structured by WRC as permitted under the Merger Agreement (as defined in Section 2.4)) (the "Merger"), pursuant to the execution of the Merger Agreement (the "Closing" as defined in the Merger Agreement being the "Option Closing" on the "Option Closing Date"). The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). To exercise the WRC Option, WRC must have, on the date of exercise, (a) made all Payments as set forth on Exhibit A; (b) provided uninterrupted Continued Funding if the Option is exercised after October 15, 2001 and (c) provided written notice to the Company of its election to exercise the WRC Option (the "Option Exercise"). Upon the Option Exercise, Continued Funding shall cease and the Option Term shall end.

            2.2 Option Consideration. The consideration to be paid by WRC in connection with the Merger shall be in the form of WRC common stock, in the amounts and pursuant to the table set forth on Exhibit F hereto.

            2.3 Termination of WRC Option. WRC's rights under the WRC Option shall terminate upon the earlier of the termination of Continued Funding or the Payments, in each case pursuant to Section 1.7 above.

            2.4 Merger Agreement. On the date hereof, the Agreement and Plan of Reorganization (the "Merger Agreement") attached hereto as Exhibit J shall be entered into by the Company, WRC, WRC Sub and the shareholders of the Company. The execution and delivery of the Merger Agreement shall not become effective until the Option Exercise.

         3. Company Repurchase Option. If (i) the WRC Option is not exercised on or before the last day of the Option Term, (ii) WRC fails to provide (except pursuant to Section 1.7(b)) or terminates the Payments or any Continued Funding pursuant to Section 1.7(a) or (iii) WRC terminates the Post-Exercise Funding pursuant to Section 1.7(a) or fails to provide the Post-Exercise Funding within 30 days after receipt of written notice from the Company to WRC of such failure, the Company shall have an option to repurchase (the "Repurchase Option") all shares of the Company's capital stock then owned by WRC at the original purchase price of such shares, plus 7% interest compounded annually. The Repurchase Option shall be exercisable during the period beginning on the earlier of (i) the day after the last day of the Option Term and (ii) the termination of the WRC Option, and ending six months after the beginning of the term of the Repurchase Option. A termination of Payments, Continued Funding or Post-Exercise Funding for material breach pursuant to Section 1.7(b) shall not affect the Repurchase Option if the Company cures such material breach within the applicable 30-day period).

         4. Definitions. For purposes of this Agreement:

            4.1 Company Material Adverse Effect. "Company Material Adverse Effect" shall mean an effect which is materially adverse as to (i) the business, prospects, assets, condition (financial or otherwise) or results of operations of the Company, (ii) the ability of the Company to perform its obligations under this Agreement or (iii) the ability of the Company to consummate the Agreements (as defined in Section 5.1(b)) and the transactions contemplated thereby.

            4.2 Continued Funding. "Continued Funding" shall mean monthly payments paid by WRC to the Company beginning November 15, 2001 through the end of the Option Term in amounts equal to the monthly Payments, each such payment being a "Monthly Continued Funding Closing" and, together with the Initial Closing and the Monthly Payment Closings and the Post-Exercise Funding Closings, the "Closings," and the date of each Monthly Continued Funding Closing being a "Monthly Continued Funding Closing Date" and, together with the Initial Payment Date and the Monthly Payment Dates and the Post-Exercise Funding Closing Dates, the "Closing Dates."

            4.3 Company Knowledge. "To the knowledge of the Company" or similar phrases shall mean to the knowledge of Brian A. Napack, after reasonable due inquiry by Mr. Napack.

         5. Representations and Warranties of the Company to WRC. Except as set forth in the letter dated as of the date of this Agreement, from the Company to WRC (the "Company Disclosure Letter"), the Company hereby represents, warrants and covenants to WRC that:

            5.1 Corporate Organization and Authority. The Company:

                (a) is a corporation duly incorporated, validly existing, authorized to exercise all its corporate powers, rights and privileges, and is in good standing in the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect;

                (b) has all requisite corporate power and corporate authority to execute and deliver this Agreement, the First Amended and Restated Investors' Rights Agreement (the "Rights Agreement") attached hereto as Exhibit C, the First Amended and Restated Right of First Refusal and Co-Sale Agreement (the "Co-Sale Agreement") attached hereto as Exhibit D, the Irrevocable Proxy and Voting Agreement (the "Voting Agreement") attached hereto as Exhibit G, the License Agreement and the Merger Agreement (this Agreement, the Rights Agreement, the Co-Sale Agreement, the Voting Agreement, the License Agreement and the Merger Agreement are collectively referred to as the "Agreements") and consummate the transactions contemplated hereby and thereby and to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted; and

                (c) is qualified as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or could reasonably be expected to have a Company Material Adverse Effect.

            5.2 Capitalization. Immediately prior to the Initial Closing, the authorized capital of the Company shall consist of:

                (a) Preferred Stock. 33,040,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock"); 1,750,000 of which are designated Series A Preferred Stock ("Series A Preferred"), of which 973,947 are issued and outstanding; 4,290,000 of which are designated Series B Preferred Stock ("Series B Preferred"), of which 2,737,185 shares are issued and outstanding; and 27,000,000 of which are designated Series C Preferred Stock, none of which are issued and outstanding.

                (b) Common Stock. 45,000,000 shares of Common Stock par value $0.001 per share ("Common Stock" and, together with the Preferred Stock, "Capital Stock"), of which 9,912,390 shares are issued and outstanding. The Company has reserved 1,500,000 shares of Common Stock for issuance pursuant to the Stock Plan, 1,031,636 of which shares of Common Stock or options therefor are issued and outstanding.

                (c) Other. Except as set forth above and except as set forth in
Section 5.2 of the Company Disclosure Letter, no shares of Capital Stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware (the "DGCL"), the Certificate, the Bylaws of the Company or any Contract (as defined in Section 5.6) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock may vote ("Voting Company Debt"). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Capital Stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any Capital Stock of or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. Section 5.2 of Company Disclosure Letter sets forth the name of each registered holder of Capital Stock and the number of shares of Common Stock and/or Preferred Stock owned by such holder.

            5.3 Subsidiaries. The Company does not own, have any investment in, or control, directly or indirectly, any subsidiaries, associations or other business entities. The Company is not a participant in any joint venture or partnership.

            5.4 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of, and performance of all obligations under the Agreements, and for the issuance and delivery of the Shares and of the Common Stock issuable upon conversion of the Shares, has been taken. The Agreements constitute legally binding, valid obligations of the Company enforceable against the Company in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent the indemnification provisions contained in the Rights Agreement may be limited by applicable federal or state securities laws. The Board of Directors of the Company has duly and unanimously adopted resolutions (i) approving this Agreement and the other transactions contemplated hereby and (ii) adopting this Agreement. The only vote of holders of Company securities necessary to approve and adopt this Agreement and the transactions contemplated hereby is the adoption of this Agreement and the transactions contemplated hereby by (i) the holders of a majority of the shares of Common Stock, voting as a separate class, (ii) the holders of a majority of the shares of Series A Preferred, voting together as a separate class and (iii) the holders of a majority of the shares of Series B Preferred, voting together as a separate class.

            5.5 Validity of Series C Preferred. The Shares, when issued, sold, and delivered in accordance with the terms and for the consideration expressed in this Agreement, shall be duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully paid and non-assessable and free from any liens or encumbrances, other than those accepted or imposed by the holders thereof, and applicable state and federal securities laws restrictions on transfer to which such Shares are subject. The Common Stock issuable upon conversion of the Shares, assuming such Common Stock is issued to WRC or WRC Sub or qualified transferees, upon issuance in accordance with the Certificate, shall be duly and validly issued (including, without limitation, issued in compliance with all applicable federal and state securities laws), fully paid and non-assessable and free from any liens or encumbrances other than those accepted or imposed by the holders thereof and the applicable state and federal securities laws restrictions on transfer to which such Shares are subject.

            5.6 No Conflict with Other Instruments; Compliance with Laws. The execution, delivery and performance of the Agreements, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof, will not result in any violation of, or be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien (as defined in Section 5.9) upon any of the properties or assets of the Company under, any provision of (i) its Certificate or Bylaws, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.14, any judgment, order or decree ("Judgment") or statute, law (including common law), ordinance, rule or regulation ("Applicable Law") applicable to the Company or its properties or assets, other than any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

                (a) The Company is in compliance with all Applicable Laws, including those relating to occupational health and safety or the environment except where the failure to be in compliance has not had and could not reasonably be expected to have a Company Material Adverse Effect. None of the Company and its affiliates has received within the past two years any written or oral communication from any person that alleges that the Company is not in compliance in any material respect with any Applicable Law. This Section 5.6 does not relate to matters with respect to Taxes, which are the subject of
Section 5.20.

            5.7 Agreements; Actions.

                (a) There are no agreements, understandings, arrangements or proposed transactions between the Company and any of its employees, officers, directors, affiliates or any affiliate thereof.

                (b) There are no agreements, understandings, instruments, contracts, arrangements or proposed transactions to which the Company is a party or by which it is bound that involve any:

                    (i) obligations of, or payments to, the Company in excess of $50,000;

                    (ii) covenant not to compete or other covenant of the Company restricting the development, manufacture, marketing or distribution of the products and services of the Company;

                    (iii) collective bargaining unit;

                    (iv) employment agreement or employment contract (written or oral) that is not terminable by the Company by notice of not more than 30 days without payment or penalty;

                    (v) Contract with (A) any shareholder or affiliate of the Company or (B) any current or former officer, director or employee of the Company or any of its affiliates (other than employment agreements covered by clause (i) above), other than agreements entered in connection with the Company's offerings of Preferred Stock between the Company and the purchasers of such stock, copies of which have been delivered to WRC;

                    (vi) lease, sublease or similar agreement with any person under which the Company is a lessor or sublessor of, or makes available for use to any person, any portion of any premises occupied by the Company pursuant to the lease of any real property by the Company (the "Lease") or otherwise;

                    (vii) license, sublicense, option or other agreement relating in whole or in part to the Intellectual Property set forth in Section
5.10 of Company Disclosure Letter (including any license or other agreement under which the Company is licensee or licensor of any such Intellectual Property);

                    (viii) (A) Contract under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or (B) other note, bond, debenture or other evidence of indebtedness issued to any person;

                    (ix) Contract (including any so-called take-or-pay or keepwell agreement) under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any other person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

                    (x) Contract under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person;

                    (xi) a mortgage, pledge, security agreement, deed of trust or other instrument granting a lien or other encumbrance upon any property or asset of the Company;

                    (xii) Contract providing for indemnification of any person with respect to liabilities relating to any current or former business of the Company or any predecessor person;

                    (xiii) power of attorney (other than a power of attorney given in the ordinary course of the Company's business with respect to routine tax matters);

                    (xiv) confidentiality agreement, except for the agreements referenced in Section 5.11 of this Agreement and all confidentiality agreements entered into in the ordinary course of business and which do not relate to any business combination transaction or sale of any material assets;

                    (xv) Contract for the sale of any asset (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any asset or requiring the consent of any party to the transfer thereof;

                    (xvi) Contract with or license by or from any Governmental Entity (as defined in Section 5.14);

                    (xvii) currency exchange, interest rate exchange, commodity exchange or similar agreement or instrument;

                    (xviii) Contract for any joint venture, partnership or similar arrangement;

                    (xix) any other material agreement or agreement not in the ordinary course of business.

                (c) All agreements, contracts, leases, licenses and commitments on instruments of the Company listed in Company Disclosure Letter (collectively the "Company Contracts") are valid, binding and in full force and effect and are enforceable by the Company in accordance with their terms. The Company has performed all material obligations required to be performed by it under the Company Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in material breach or default in any respect thereunder and, to the knowledge of the Company, no other party to any Company Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default in any respect thereunder. The Company has not received any notice of the intention of any party to terminate any Company Contract. Complete and correct copies of all Company Contracts, together with all modifications and amendments thereto, have been delivered to WRC.

                (d) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its Capital Stock, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses, (iii) sold, exchanged or otherwise disposed of any of its material assets or rights or (iv) agreed to any of the foregoing.

            5.8 Litigation. There is no legal action, proceeding or investigation pending or, to the Company's knowledge, threatened, that questions the validity of the Agreements, or the right of the Company to enter into the Agreements or to consummate the transactions contemplated hereby and thereby, or that, as of the day hereof, relates to or involves more than $50,000 or that could be reasonably excepted to have, either individually or in the aggregate, a Company Material Adverse Effect, nor is the Company aware that there is any basis for the foregoing. The Company has no current intention to commence litigation against any other party, nor is the Company a party to any pending litigation or arbitration. The Company is not a party or subject to or in default under any Judgment. There is no pending or, to the knowledge of the Company, threatened investigation of or affecting the Company or its business or assets as of the date hereof or that could reasonably be expected to have a Company Material Adverse Effect.

            5.9 Title to Property and Assets; Leases. The Company has good and marketable title to, or valid leasehold interests in, all its properties and assets except for such as have been disposed of in the ordinary course of business. All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, "Liens") other than (a) liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like and (b) liens for current taxes not delinquent. This Section 5.9 does not relate to Intellectual Property, which is the subject of Section 5.10. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

            5.10 Patents and Other Proprietary Rights.

                 (a) All patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor and other intellectual property and proprietary rights, whether or not subject to statutory registration or protection (collectively, "Intellectual Property"), owned, used, filed by or licensed to the Company (other than customary end-user license agreements for commercially available software and except for such Intellectual Property the failure of which to own, license or otherwise have the right to use, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect) are set forth in a true and complete list in Section 5.10 of the Company Disclosure Letter. Except as set forth in Company Disclosure Letter, the Company owns, and the Company has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, the Intellectual Property and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights. The Company has all rights to Intellectual Property as are necessary in connection with the business of the Company as presently conducted and as is proposed to be conducted.

                 (b) The Company has not granted any options, licenses or agreements of any kind relating to Intellectual Property listed in Section 5.10 of Company Disclosure Letter or the marketing or distribution thereof. The Company is not a party to any options, licenses or agreements of any kind relating to the Intellectual Property of any other person. Subject to the rights of third parties set forth in Section 5.10 of Company Disclosure Letter, all Intellectual Property owned by the Company and licensed by the Company is free and clear of the claims of others and of all liens, security interests and encumbrances whatsoever. The conduct of the business of the Company as presently conducted does not, and to the Company's knowledge, the conduct of such business as proposed to be conducted will not, violate, conflict with or infringe the Intellectual Property of any other person. Except as set forth in Section 5.10 of Company Disclosure Letter, (i) no claims are pending or, to the knowledge of the Company, threatened, against the Company by any person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property and (ii) the Company has not received any communications alleging that the Company has violated any rights relating to Intellectual Property of any person. To the knowledge of the Company, no person has violated or infringed any of the Company's rights relating to the Intellectual Property.

                 (c) The Intellectual Property has been maintained in confidence in accordance with protection procedures customarily used in the industry of the Company to protect rights of like importance. All former and current members of management and key personnel of the Company, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of software or other Intellectual Property (collectively, "Personnel"), have executed and delivered to the Company a proprietary information agreement restricting such person's right to disclose proprietary information of the Company. All former and current Personnel either (i) have been party to a "work-for-hire" arrangement or agreement with the Company, in accordance with applicable Federal and state law, that has accorded the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective and exclusive ownership of all tangible and intangible property thereby arising. No former or current Personnel have any claim against the Company in connection with such person's involvement in the conception and development of any Intellectual Property and no such claim has been asserted or is threatened. None of the current officers and employees of the Company have any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company in the furtherance of its business operations, which patents or applications have not been assigned to the Company, with such assignment duly recorded in the United States Patent Office.

            5.11 Confidential Information and Intellectual Property Assignments. Each employee of the Company has executed and delivered to the Company an Confidential Information and Intellectual Property Assignment Agreement in substantially the form attached as Exhibit K. The Company is not aware that any of its employees are in violation thereof, and the Company will use commercially reasonable efforts to prevent any such violation.

            5.12 Registration Rights. Except as provided in the Rights Agreement, the Company is under no contractual obligation to register under the Securities Act of 1933, as amended (the "Securities Act"), any of its currently outstanding securities or any of its securities that may subsequently be issued.

            5.13 Brokers and Finders. The Company has not retained any investment banker, broker or finder in connection with the sale of the Shares and owes no advisement, broker's or finder's fee. The estimated fees and expenses incurred and to be incurred by the Company in connection with the Agreements and the other transactions contemplated thereby (including the fees of the Company's legal counsel to be paid pursuant to Section 13.10) are set forth in Section 5.13 of the Company Disclosure Letter.

            5.14 Governmental Consents. No consent, approval, permit, order or authorization ("Consent") of, or registration, qualification, designation, declaration or filing with or permit from, any federal, state, local, provincial or Foreign governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") on the part of the Company is required in connection with the execution, delivery and performance of the Agreements or the consummation of the transactions contemplated thereby, except for (i) qualification (or taking such action as may be necessary to secure an exemption from qualification) under the California Corporate Securities Laws and other applicable blue sky laws of the Shares (and the shares of Common Stock issuable upon conversion thereof),
(ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, (iii) any applicable requirements of the Securities Act, (iv) such filings as may be required in connection with the taxes described in Section 5.20, (v) the filing and recordation of appropriate merger documents as required by the DGCL and (vi) such other items as are set forth in Section 5.14 of Company Disclosure Letter.

            5.15 Corporate Documents. The Company has delivered to WRC true and complete copies of its Certificate and Bylaws.

            5.16 Minute Books. The minute books of the Company made available to WRC contain a complete summary of all meetings of directors and stockholders since the time of incorporation and accurately reflect in all material respects all actions taken during such meetings.

            5.17 Disclosure. The Company has provided WRC with all the information that WRC has requested for deciding whether to acquire the Shares. No representation or warranty of the Company contained in this Agreement and the exhibits attached hereto or any certificate furnished or to be furnished to WRC at the Closings (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The financial projections relating to the Company delivered to WRC were prepared on the basis of assumptions the Company reasonably believed in good faith at the time of preparation to be reasonable and the Company has no knowledge of any fact or information that would lead it to believe that such assumptions are incorrect or misleading in any material respect.

            5.18 No Conflict of Interest. The Company is not indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or for the relocation expenses of employees. To the Company's knowledge, none of the Company's officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to the Company (other than in connection with purchases of the Company's stock) or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company except that officers, directors, or stockholders of the Company may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with the Company. To the Company's knowledge, none of the Company's officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

            5.19 Financial Statements; Undisclosed Liabilities; Absence of Changes.

                 (a) Section 5.19 of Company Disclosure Letter sets forth the income statements of the Company for the month and year ended December 31, 1999 (the "1999 Income Statement") and for the month and year ended December 31, 2000 (the "Income Statement") and the balance sheets of the Company as of December 31, 1999 (the "1999 Balance Sheet") and as of December 31, 2000 (the "Balance Sheet", together with the 1999 Balance Sheet, the 1999 Income Statement and Income Statement, the "Financial Statements"). The Financial Statements have been prepared in conformity with GAAP consistently applied (except in each case as described in the notes thereto) and on that basis fairly present in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated.

                 (b) The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) that have had or could reasonably be expected to have a Company Material Adverse Effect, except (i) as disclosed, reflected or reserved against in the Balance Sheet and the notes thereto, (ii) for items set forth in Section 5.19(b) of Company Disclosure Letter and (iii) for liabilities and obligations incurred in the ordinary course of business of the Company consistent with past practice since the date of the Balance Sheet and not in violation of this Agreement.

                 (c) Since the date of the Balance Sheet, there has not been any material adverse change in the business, prospects, assets, condition (financial or otherwise) or results of operations of the Company. Since the date of the Balance Sheet, the Company has caused its business to be conducted in the ordinary course and in substantially the same manner as previously conducted and has made all reasonable efforts to preserve the relationships of its business with customers, suppliers and others with whom its business deals. Since the date of the Balance Sheet, the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 9.2.

            5.20 Taxes.

                 (a) The Company has timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and correct in all material respects. All Taxes required to be paid by the Company have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect or such unpaid taxes have been fully reserved on the Financial Statements of the Company. All Taxes required to be withheld by the Company have been withheld and have been duly and timely paid to the proper governmental entity, except to the extent that any failure to withhold, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

                 (b) The Financial Statements of the Company reflect an adequate reserve for all Taxes payable by the Company for all periods and portions thereof through the date of such Financial Statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes have been made or are pending. No Tax Returns of the Company have ever been audited or examined, nor is any Tax Return of the Company presently under audit or examination, by any governmental entity. No written or unwritten notice of any such audit or examination has been received by the Company.

                 (c) No assessment for Taxes has ever been made against the Company. The relevant statute of limitations has not closed with respect to the federal, foreign and state and local Tax Returns of the Company for any period.

                 (d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company. The Company has no liability for the payment of Taxes of any other entity as a result of being a member of an affiliated, combined, consolidated or unitary group. The Company is not bound by any Tax sharing (or similar) agreement with another person with respect to Taxes. No power of attorney with respect to any Taxes has been executed or filed with any governmental entity by or on behalf of the Company.

                 (e) The Company will not be required to include in a taxable period ending after the Effective Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or
Section 481 of the Code, or any comparable provision of state, local, or foreign Tax law, or for any other reason.

                 (f) No consent under Section 341 of the Code has been made with respect to the Company or any property held by the Company. No property of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code, and the Company is not a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954. None of the assets of the Company is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof.

                 (g) For purposes of this Agreement:

                 "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other governmental entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

         "Tax Return" means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

            5.21 Permits. Section 5.21 of the Company Disclosure Letter sets forth all certificates, licenses, permits, authorizations and approvals ("Permits") issued or granted to the Company by Governmental Entities. Except as set forth in Section 5.21 of the Company Disclosure Letter, (i) all such Permits are validly held by the Company, and the Company has complied in all material respects with all terms and conditions thereof, (ii) neither the Company nor, to the Company's knowledge, any affiliate of the Company has received notice of any suit, action or proceeding ("Proceeding") relating to the revocation or modification of any such Permits the loss of which, individually or in the aggregate, has had and could reasonably be expected to have a Company Material Adverse Effect and (iii) none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions.

            5.22 Employee Benefits.

                 (a) Section 5.22 of the Company Disclosure Letter contains a true and complete list of each benefit, employment, personal services, compensation, change in control, severance, time-off and perquisite agreement, plan, policy and other arrangement, relating to one or more employees, directors and/or independent contractors, maintained by the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries has or could have any liability (each a "Benefit Plan"). The Company has provided WRC with respect to any Benefit Plan true, correct and complete copies of (1) each of such Benefit Plan (or, in the case of any unwritten Benefit Plans, written descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the "IRS") (if any such report was required), (3) the most recent summary plan description or similar document that was required to be or was otherwise provided to plan participants or beneficiaries and (4) each trust agreement and insurance annuity contract.

                 (b) Each Benefit Plan is now and has always been operated (i) in accordance with its terms and the provisions of any applicable law as in effect from time to time, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) in order to minimize tax liability, the Code. No condition exists with respect to a Benefit Plan that presents a risk to the Company of incurring any liability under any such law.

                 (c) No Benefit Plan (i) provides for defined benefit pension benefits, (ii) provides any benefits other than on a self-pay basis following termination of service or employment, (iii) provides any benefit, payment or right (or increased or accelerated benefit payment or right) with respect to the transactions contemplated by this Agreement or (iv) is a "multiple employer plan" or a "multiemployer plan" each within the meaning of ERISA.

            5.23 Employee and Labor Matters.

                 (a) (i) None of the Company's employees are represented by a union and (ii) to the knowledge of the Company, no union organizational campaign is in progress as of the date hereof with respect to the employees of the Company and no question concerning representation of such employees exists. The Company and each of its subsidiaries have complied in all respects with all applicable employment and labor laws and there are no pending or threatened charges against the Company or any of its subsidiaries or any of their current or former employees. Neither the Company nor any of its subsidiaries has received notice of the intention of any governmental entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or any of its subsidiaries.

                 (b) The Company has provided to WRC the name and address of each employee, officer and consultant of the Company as of the date of this Agreement with a current annual salary (including bonus) of $75,000 or greater, including a description of applicable bonus or benefit plans.

            5.24 Insurance. The Company maintains policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in the Company's judgment, reasonable. The insurance policies maintained by the Company are listed in Section 5.24 of Company Disclosure Letter. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Effective Date under comprehensive general liability and workmen's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The Company has conducted its business in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

            5.25 Effect of Transaction. No creditor, employee, client, customer or other person having a material business relationship with the Company has informed the Company that such person intends to materially change such relationship because of the transactions contemplated by the Agreements.

            5.26 Operating Deficits. Set forth in Section 5.26 of the Company Disclosure Letter are the Company's projected operating deficits from the date of this Agreement to 12 months from the date hereof and the schedule of Post-Exercise Funding payments.

            5.27 Information Supplied. Other than information supplied by WRC to the Company in writing or incorporated by reference by such information, none of the information included in or incorporated by reference in the Consent Solicitation and Information Statement attached as Exhibit L hereto (the "Information Statement") prepared by the Company and delivered in connection with the solicitation by the Company of the consents of its shareholders contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         6. Representations and Warranties of WRC. WRC represents, warrants and covenants to the Company as follows (provided, however, that the representations, warranties and covenants in Sections 6.3, 6.8, 6.9 and 6.10 shall be effective only as of the Option Exercise):

            6.1 Organization, Standing and Power. WRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. WRC has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on WRC and WRC Sub as a whole. WRC Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on WRC and WRC Sub as a whole.

            6.2 Authorization. When executed and delivered by WRC, and assuming due execution and delivery by the Company, the Agreements will constitute valid obligations of WRC, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent the indemnification provisions contained in the Rights Agreement may be limited by applicable federal or state securities laws. WRC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of WRC. This Agreement constitutes the valid and binding obligation of WRC, enforceable in accordance with its terms. At the time of the Option Closing: (i) the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby shall have been duly authorized by all necessary corporate action on the part of WRC Sub and (ii) the Merger Agreement shall constitute the valid and binding obligation of WRC Sub, enforceable in accordance with its terms.

            6.3 Capital Structure.

                (a) The authorized stock of WRC consists of 20,000,000 shares of common stock, of which 6,851,821 shares were issued and outstanding as of March 31, 2001, and 20,000,000 shares of preferred stock, of which 3,000,000 shares were issued and outstanding as of March 31, 2001. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. The authorized capital stock of WRC Sub consists of 1,000 shares of common stock, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by WRC and all such issued and outstanding shares are validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

                (b) The shares of WRC common stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, non-assessable and issued in compliance with applicable federal and state securities laws.

            6.4 Brokers and Finders. WRC has not retained any investment banker, broker or finder in connection with the transactions contemplated by this Agreement.

            6.5 Securities Laws.

                (a) This Agreement is made with WRC in reliance upon WRC's representation to the Company, which by WRC's execution of this Agreement WRC hereby confirms, that the Shares and the Common Stock issuable upon conversion thereof (collectively, the "Securities") to be received by WRC will be acquired for investment for WRC's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that WRC has no current intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, WRC further represents that WRC has no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

                (b) WRC understands and acknowledges that the offering of the Securities pursuant to this Agreement will not be registered under the Securities Act. WRC represents that it is an accredited investor within the definition of Regulation D of the Securities Act. WRC represents that it is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that WRC is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Shares. WRC has not been organized for the purpose of acquiring the Shares.

                (c) WRC covenants that in no event will it dispose of any of the Securities (other than if a Registration Statement is in effect with respect to such shares of the Securities or a disposition pursuant to Rule 144 ("Rule 144") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act or any similar or analogous rule) unless and until (i) WRC shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition that are necessary to the availability of an exemption under the Securities Act other than Rule 144 and (ii) if requested by the Company, WRC shall have furnished the Company with an opinion of counsel reasonably satisfactory in form and substance to the Company and the Company's counsel, to the effect that (x) such disposition will not require registration under the Securities Act and (y) all appropriate actions necessary for compliance with the Securities Act and any applicable state, local or foreign law have been taken. Notwithstanding the limitations set forth in the foregoing sentence, WRC may transfer Securities to its constituent stockholders, members, partners or a retired partner of such partnership who retires after the date hereof, or to the estate of any such stockholder, member or partner or retired partner or transfer by gift, will or intestate succession to any such stockholder's, member's or partner's spouse or lineal descendants or ancestors or to an affiliate of such corporation, limited liability company or partnership without the necessity of registration or opinion of counsel if the transferee agrees in writing to be subject to the terms of the Agreements to the same extent as if such transferee were WRC; provided, however, that WRC hereby covenants not to effect such transfer if such transfer either would invalidate the securities laws exemptions pursuant to which the Securities were originally offered and sold or would itself require registration under the Securities Act or applicable state securities laws. Any certificate evidencing the Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 6.6 below, provided, however, that any legend endorsed on a certificate pursuant to Section 6.6(a) hereof shall be removed (i) if the Securities represented by such certificate shall have been effectively registered and sold under the Securities Act or otherwise lawfully sold in a public transaction or (ii) if such Securities may be transferred in compliance with Rule 144(k) promulgated under the Securities Act. Any legend endorsed on a certificate pursuant to Section 6.6(b) hereof shall be removed if the Company receives an order of the appropriate state authority authorizing such removal.

                (d) WRC represents that: (i) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities; (ii) it has received all the information it has requested from the Company and considers necessary or appropriate for deciding whether to purchase the Securities; (iii) it has the ability to bear the economic risks of its prospective investment;
(iv) it understands that no public market currently exists for any of the Company's securities, and that the Company has made no assurances that a public market will ever exist for the Securities; and (v) it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer complete loss of its investment.

            6.6 Legends. WRC understands that each certificate representing the Shares, and the shares of Common Stock issuable upon conversion of the Shares, and any securities issued in respect thereof or exchange therefor shall bear legends in substantially the following forms:

                (a) "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR SUCH TRANSFER MAY BE MADE PURSUANT TO RULE 144 OR IN THE OPINION OF COUNSEL FOR THE COMPANY, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT."

                (b) "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS, INCLUDING RESTRICTIONS ON TRANSFER, AS SET FORTH IN AN INVESTORS' RIGHTS AGREEMENT ENTERED INTO BY THE HOLDER OF THESE SHARES, THE ISSUER AND CERTAIN STOCKHOLDERS OF THE ISSUER. A COPY OF SUCH AGREEMENT MAY BE EXAMINED AT THE PRINCIPAL OFFICE OF THE CORPORATION."

                (c) Any certificates evidencing the Securities shall also bear any legend required by the State of Delaware or required pursuant to any state, local or foreign law governing such securities.

            6.7 Tax Advisors. WRC has reviewed with its own tax advisors the federal, state and local tax consequences of WRC's investment in the Shares, where applicable, and the transactions contemplated by the Agreements. Except with respect to the representations set forth in Section 5.20 of this Agreement and Section 2.19 of the Merger Agreement, WRC is relying solely on its advisors and not on any statements or representations of the Company or any of its agents and understands that WRC (and not the Company) shall be responsible for WRC's tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. Nothing in this Section 6.7 shall affect the obligation to make reasonable representations as requested by Cravath, Swaine & Moore (or other satisfactory counsel) in connection with the delivery of the opinion to WRC under Section 7.3(e) of the Merger Agreement.

            6.8 SEC Documents; WRC Financial Statements. WRC has furnished or made available to the Company true and complete copies of all reports or registration statements filed by it with the Securities and Exchange Commission (the "SEC") since May 15, 2001, all in the form so filed (all of the foregoing being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934 (the "Exchange Act") as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of WRC, including the notes thereto, included in the SEC Documents (the "WRC Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly in all material respects the consolidated financial position of WRC at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in WRC accounting policies except as described in the notes to the WRC Financial Statements; provided, however, WRC may have restated or may restate one or more of the WRC Financial Statements to reflect acquisitions entered into subsequent to the respective dates thereof.

            6.9 No Material Adverse Change. Since the date of the balance sheet included in WRC's most recently filed report on Form 10-K filed with the SEC on March 30, 2001, WRC has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of WRC; (b) any amendment or change in the Certificate of Incorporation or Bylaws of WRC (other than restatements of the Certificate or Incorporation which did not require stockholders' approval and other than amendments or changes disclosed in writing by WRC to the Company); or
(c) any damage to, destruction or loss of any assets of WRC (whether or not covered by insurance) that materially and adversely affects the financial condition or business of WRC.

            6.10 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which WRC has received any notice of assertion against WRC, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

            6.11 Information Supplied. The information supplied by WRC to the Company in writing or incorporated by reference by such information, as incorporated into the Information Statement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         7. Conditions of WRC's Obligations at the Closings. The obligation of WRC to consummate each Closing (or, as specified, a particular Closing) is subject to the satisfaction (or waiver by WRC) as of such Closing of the following conditions:

            7.1 Representations and Warranties. The representations and warranties of the Company in this Agreement which are qualified as to materiality shall be true and correct, and the representations and warranties of the Company in this Agreement which are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the date of each Closing as though made on such date (or, in the case of each representation and warranty which expressly speaks as of an earlier date, as of the earlier date as of which such representation and warranty speaks). With respect to each Closing, the Company shall have delivered to WRC a certificate on its behalf dated the date of such Closing, and signed by an authorized officer representing and confirming that the foregoing condition has been satisfied.

            7.2 Performance. The Company shall have performed or fulfilled in all material respects all agreements, covenants, obligations and conditions contained herein required to be performed or fulfilled by the Company by the time of each Closing. The Company shall have delivered to WRC a certificate on its behalf dated the date of such Closing and signed by an authorized officer representing and confirming that the foregoing condition has been satisfied.

            7.3 Blue Sky Compliance. The Company shall have complied with and be effective under all state securities or Blue-Sky laws applicable to the offer and sale of the Shares to WRC at each Closing.

            7.4 Rights Agreement, Co-Sale Agreement. The Company and the other parties to the Rights Agreement and Co-Sale Agreement shall have entered into the Rights Agreement and Co-Sale Agreement, respectively.

            7.5 Proceedings Satisfactory. All corporate and legal proceedings taken by the Company in connection with the transactions contemplated by this Agreement and all documents and papers relating to such transactions shall be reasonably satisfactory to WRC and its counsel.

            7.6 Certified Charter Documents. There shall have been delivered to WRC a copy of the Certificate and Bylaws of the Company (as amended and restated through the Initial Closing Date), certified by the Secretary of the Company as true and correct copies thereof as of the Initial Closing Date.

            7.7 Amended and Restated Certificate of Incorporation. The Certificate shall have been filed with and accepted by the Delaware Secretary of State.

            7.8 Opinion of Company Counsel. WRC shall have received from Wilson Sonsini Goodrich & Rosati, P.C., counsel for the Company, an opinion, dated as of the Initial Closing, in substantially the form attached hereto as Exhibit E.

            7.9 Conversion Shares. The shares of Common Stock issuable upon conversion of the Shares shall be duly uthorized and reserved.

            7.10 CompassLearning. The Company shall have entered into an amendment to the Distribution Agreement, in the form attached hereto as Exhibit I, to extend the original term of the Distribution Agreement to three years.

            7.11 Voting Agreement. The stockholders of the Company shall have entered into the Voting Agreement attached hereto as Exhibit G.

            7.12 No Litigation.

                 (a) There shall not be pending or threatened any suit, action or proceeding by (x) any Governmental Entity or (y) any other third party (in the case of (y) which has a reasonable likelihood of success), (i) seeking to restrain or prohibit the acquisition by WRC of any Capital Stock or any other transaction contemplated by the Agreements or seeking to obtain from WRC any damages that are material in relation to the value of the Company, taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by WRC of any material portion of the business or assets of WRC or the Company, or to compel WRC to dispose of or hold separate any material portion of the business or assets of WRC or the Company, in each case as a result of any of the transactions contemplated by the Agreements, (iii) seeking to impose limitations on the ability of WRC to acquire or hold, or exercise full rights of ownership of, the Capital Stock or (iv) seeking to prohibit WRC from effectively controlling in any material respect the Capital Stock.

                 (b) No action shall have been taken, or any statute, rule, regulation or order shall have been enacted, entered or enforced or deemed applicable to the transactions contemplated by the Agreements, and no temporary restraining order or preliminary or permanent injunction or other order shall have been issued by any Governmental Entity (each, an "Injunction") (i) granting any of the relief referred to in clauses (i) through (ii) of Section 7.12(a) above or (ii) which otherwise could reasonably be expected to have a Company Material Adverse Effect.

            7.13 Credit Agreement. As of the Initial Closing, WRC shall have received all waivers, consents and amendments under the Credit Agreement dated as of November 17, 1999 and amended and restated on May 9, 2001, among Weekly Reader Corporation and CompassLearning, Inc. (formerly known as JLC Learning Corporation), as borrowers, WRC, as guarantor, the various lenders party thereto, Credit Suisse First Boston (as successor in interest to DLJ Capital Funding, Inc.), Bank of America, N.A. and General Electric Capital Corporation, as WRC, in its sole discretion, believes necessary or desirable in connection with the consummation of the Agreements and the other transactions contemplated thereby and the prevention of a default following the consummation of the Agreements (including, without limitation, under the financial covenants applicable to WRC's consolidated financial results).

            7.14 Delivery of Shares. The Company shall have delivered to WRC a certificate evidencing the Shares being issued to WRC applicable to the Monthly Payment Closing as set forth on Exhibit A hereto.

         8. Conditions of the Company's Obligations at the Closings. The obligation of the Company to consummate each Closing is subject to the satisfaction (or waiver by the Company) as of such Closing of the following conditions:

            8.1 Representations and Warranties. The representations, warranties and covenants of WRC contained in Section 6 shall be true and correct in all material respects on and as of each Closing with the same effect as though said representations, warranties and covenants had been made on and as of each Closing.

            8.2 Rights Agreement, Right of First Refusal and Co-Sale. WRC shall have entered into the Rights Agreement and the Co-Sale Agreement.

            8.3 Performance. WRC shall have performed or fulfilled in all material respects all agreements, covenants, obligations and agreements contained herein required to be performed or fulfilled by WRC by the time of such Closing.

            8.4 Amended and Restated Certificate of Incorporation. The Certificate shall have been filed with and accepted by the Delaware Secretary of State.

            8.5 Blue Sky Compliance. The Company shall have complied with and be effective under all state securities or blue sky laws applicable to the offer and sale of the Shares to WRC and required to be complied with prior to Closing.

            8.6 Payment of Purchase Price. WRC shall have delivered the purchase price applicable to the Monthly Payment Closing as set forth on Exhibit A hereto.

            8.7 Weekly Reader. The Company and WRC shall have entered into the License Agreement attached hereto as Exhibit H, pursuant to which WRC will grant to the Company all necessary rights to use the Weekly Reader name and content in the Company's programs.

            8.8 Voting Agreement. The stockholders of the Company shall have entered into the Voting Agreement attached hereto as Exhibit G.

         9. Covenants of the Company. The Company covenants and agrees as follows:

            9.1 Access. During the period from the date of this Agreement to the earlier of the termination of this Agreement and the Option Closing and except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is a party (in which case the Company shall use all commercially reasonable efforts to provide acceptable alternative arrangements, not in violation of such agreement or arrangement, for disclosure to WRC or its advisors) or pursuant to applicable law, WRC and each of its employees and other representatives shall hold in confidence all such confidential information as required and in accordance with the Mutual Nondisclosure Agreement previously executed between WRC and the Company (the "Confidentiality Agreement"). The Company shall give to WRC and its employees, counsel, accountants, investment bankers and other necessary representatives and advisors (collectively, "Representatives") reasonable access upon reasonable prior notice to all offices and other facilities used by the Company and to all books, records, agreements, documents, information, personnel, data and files to the extent relating to the Company, and during such period shall furnish to the Representatives any information concerning the Company as they may reasonably request (including, to the extent practicable, by electronic means). No investigation by WRC and no other receipt of information by WRC shall operate as a waiver or otherwise affect any representation or warranty of the Company or any covenant or other provision in this Agreement.

            9.2 Conduct of Business. Except for matters set forth in Section 9.2 of Company Disclosure Letter or otherwise expressly permitted by this Agreement, during the period from the date of this Agreement to the earlier of (i) the termination of this Agreement, (ii) the Option Closing and (iii) the termination of the WRC Option pursuant to Section 2.3, the Company shall conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable best efforts to maintain its assets in good operating order and condition, preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall not be materially impaired at the Option Closing. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 9.2 of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the earlier of (i) the termination of this Agreement, (ii) the Option Closing and (iii) the termination of the WRC Option pursuant to Section 2.3, the Company shall not do any of the following without the prior written consent of WRC:

                (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; except for repurchases of up to $25,000 in stock, in the aggregate, upon the termination of services of an employee, consultant or other service provider to the Company at the price originally paid by such service provider for such stock (in accordance with the terms of the agreement under which such stock was issued);

                (b) issue, deliver, sell or grant (i) any shares of its capital stock, (ii) any voting securities, (iii) securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities that exceed, in each case and collectively, an aggregate of 750,000 shares (except as provided in the Company's capitalization table attached as Exhibit A to the Company Disclosure Letter); provided, however, that to the extent that such shares may be issued, delivered or sold pursuant to this Section 9.2(b), such shares must be issued, delivered or sold in a manner which does not cause an adjustment to the Conversion Price (as defined in the Certificate) of the Series C Preferred or (iv) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units;

                (c) amend its Certificate or Bylaws in a manner that adversely affects the ability of the Company or WRC to consummate the Option Closing;

                (d) adopt or amend in any material respect any employee benefit plan or enter into any collective bargaining agreement or other Contract with any labor organization, union or association, except in each case as required by Applicable Law;

                (e) grant to any officer or employee any material increase in compensation or benefits; except for increases of up to 15% in the aggregate in the payroll of the Company;

                (f) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness; provided, however, after a termination or suspension of the Payments, Continued Funding or Post-Exercise Funding pursuant to Section 1.7, the Company may, beginning five days after such termination or suspension, incur indebtedness for borrowed money up to the amount of such terminated or suspended Payment, Continued Funding or Post-Exercise Funding.

                (g) permit, allow or suffer any asset to become subjected to any Lien of any nature whatsoever that would have been required to be set forth in
Section 5.9 or 5.10 of Company Disclosure Letter if existing on the date of this Agreement;

                (h) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

                (i) pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, any of the Company's affiliates;

                (j) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or business organization or otherwise acquire any assets except assets that are acquired in the ordinary course of the Company's business consistent with past practice and that are not material, individually or in the aggregate, to the Company;

                (k) make or incur any capital expenditures that, in the aggregate, are in excess of $250,000;

                (l) sell, lease, license or otherwise dispose of any of its assets, except inventory sold in the ordinary course of business and consistent with past practice;

                (m) enter into any lease of real property;

                (n) modify, amend, terminate or permit the lapse of the Lease or other material agreement relating to, real property or modify, amend or terminate any Company Contract, except in the ordinary course of business and in a manner consistent with past practice or contemplated in the 12-Month Budget or Monthly Budget as provided in accordance with Section 9.4;

                (o) enter into any Contract except Contracts that are (i) entered into in the ordinary course of business, (ii) consistent with past practice and (iii) contemplated in the 12-Month Budget or Monthly Budget as provided in accordance with Section 9.4;

                (p) make or change any material Tax election or settle or compromise any material Tax liability; or

                (q) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

            9.3 Advise of Changes. The Company shall promptly advise WRC in writing of the occurrence of any matter or event that is material to the business, assets, condition (financial or otherwise), prospects, working capital, liabilities or results of operations of the Company, including material breaches of WRC's obligations under this Agreement.

            9.4 Use of Proceeds.

                (a) At the Initial Closing, the Company shall provide WRC with a budget mutually acceptable to WRC and the Company (the "12-Month Budget") for the use of proceeds to be received by the Company from WRC pursuant to this Agreement ("Proceeds") detailing the projected monthly departmental use of Proceeds (excluding payment of legal fees pursuant to Section 16.10). The 12-Month Budget may be revised upon the mutual consent of WRC and the Company.

                (b) At least seven (7) days prior to each Closing Date subsequent to the Initial Closing Date, the Company shall prepare and submit to WRC a departmental budget detailing the proposed use of Proceeds for the 30-day period following such Closing (the "Monthly Budget").

                (c) To the extent that the budget for any department on the Monthly Budget (i) deviates from the amount allocated to that month on the 12-Month Budget by more than 20% and (ii) exceeds the amount allocated to that month on the 12-Month Budget by more than $50,000, WRC shall have the right to object to such budgeted item.

                (d) WRC agrees that if objection to a budget item pursuant to
Section 9.4(c) is not given within five (5) days after WRC's receipt of the Monthly Budget, the Company may assume approval and operate within the proposed Monthly Budget. The Company shall eliminate or revise any item in a Monthly Budget which is disapproved by WRC in a timely fashion pursuant to this Section 9.4(d) to the extent necessary to obtain WRC's approval.

                (e) The Monthly Budgets, after approval or lack of objection within five (5) days of receipt by WRC, shall be used by the Company as a guide for the use of Proceeds by the Company. Any changes to such approved Monthly Budgets for which WRC would have had a right to object under Section 9.4(c) above must be approved by WRC.

            9.5 Effectiveness of the Merger Agreement. Upon the Option Exercise, the execution and delivery of the Merger Agreement shall become effective.

         10. Indemnification.

             10.1 Indemnification. Except as otherwise provided in this Section 10, the Company (the "Indemnifying Party") agrees to indemnify, defend and hold harmless WRC and its affiliates and its respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an "Indemnified Party") to the fullest extent permitted by law from and against any losses or claims thereof (including, without limitation, any claim by a third party), damages, expenses (including reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) or other liabilities (collectively, "Losses") resulting from or arising out of (i) any breach of any representation or warranty (it being understood that for purposes of such right of indemnification, the representations and warranties of the Company shall be deemed not qualified by any references therein to materiality generally or to whether or not any breach would result or could reasonably be expected to result in a Company Material Adverse Effect) in this Agreement or in any certificate delivered by or on behalf of the Company hereunder, or (ii) any breach by the Company of any covenant or agreement of the Company in this Agreement. In connection with the obligation of the Indemnifying Party to indemnify for Losses as set forth above, the Indemnifying Party shall, contingent upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise), provided, however, that the Indemnifying Party shall not be required to indemnify or hold harmless any person, and shall not have any liability, under this Section 10 unless the aggregate of all Losses relating thereto for which Indemnifying Party would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $75,000, and then only to the extent of any such excess. The Indemnifying Party shall not have liability for any Losses in the aggregate in excess of the aggregate of the CompassLearning Payment, the Company Legal Fees, the Payments, the Continued Funding and the Post-Exercise Funding paid by WRC to the Company.

             10.2 Adjustment For Indemnification by the Company. Any amount payable by the Indemnifying Party to WRC pursuant to Section 10.1 shall be adjusted in order to reflect the size of WRC's ownership share of the Company whereby the adjusted amount payable by the Company shall equal the amount initially payable before adjustment by the Company divided by (1-x), where x represents the size of WRC's ownership share of the Company expressed as the fraction of the total Capital Stock owned by WRC.

             10.3 Procedures Relating to Indemnification. Each Indemnified Party shall, promptly after the receipt of notice of the commencement of any claim against such Indemnified Party by a third party in respect of which indemnity may be sought from the Indemnifying Party hereunder, notify the Indemnifying Party in writing of the commencement thereof. The omission or delay of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (a) other than pursuant to this Section 10 or (b) under this
Section 10 unless, and only to the extent that, such omission results in the Indemnifying Party's forfeiture of rights or defenses. In case any such claim shall be brought against any Indemnified Party by a third party, and the Indemnified Party shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate in the defense thereof, and if it so chooses, to assume the defense thereof at its own expense, upon written confirmation that such Indemnifying Party agrees to indemnify the Indemnified Party for any Losses arising out of or in connection with such claim, with counsel satisfactory to such Indemnifying Party in its reasonable judgment; provided, however, that any Indemnified Party may retain separate counsel to participate in such defense at its own expense, and in the event the Indemnifying Party does not provide the written confirmation required by this sentence, the Indemnified Party may retain counsel to defend such claim and shall be entitled to reimbursement of the reasonable fees and disbursements of such counsel in accordance with this Section 10. Notwithstanding the foregoing, in any claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such claim if, in the opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party (i) shall not be liable for the reasonable fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such reasonable fees and expenses of such counsel incurred in any action contemplated in (x) or (y) above between the Indemnifying Party and the Indemnified Parties or between the Indemnified Parties and any third party, as such expenses are incurred. The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Parties, settle, compromise or consent to the entry of any judgment in any pending or threatened claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been threatened to be made or would reasonably be expected to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such claim. The Indemnifying Party shall not be liable for any settlement of any claim effected against an Indemnified Party without its written consent. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have by separate agreement (including, without limitation, the Investors' Rights Agreement dated as of the date hereof among the Company and certain investors listed therein) or pursuant to the federal securities laws.

             Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any claim brought against any Indemnified Party by a third party (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such claim) if such claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of such claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

             In the event any Indemnified Party should have an indemnification claim against the Indemnifying Party under this Section 10 that does not involve a claim by a third party being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party. The failure by an Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that the Indemnifying Party has been actually and materially prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within ten (10) business days following its receipt of such notice that the Indemnifying Party disputes such claim, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Section 10 and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined. If the Indemnifying Party disputes its liability with respect to such claim in a timely manner, the Indemnified Party and the Indemnifying Party shall proceed in good faith to negotiate a resolution of such dispute.

             10.4 Reduction of Payments, Continued Funding and Post-Exercise Funding. WRC is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply all or a portion of the Payments, Continued Funding or Post-Exercise Funding at any time held against any indemnification obligation set forth in any claim delivered pursuant to this
Section 10 by any Indemnified Party specified in Section 10.1. The rights of any Indemnified Party under the preceding sentence are in addition to any other rights and remedies (including other rights of setoff) that such person may have.

         11. Additional Agreements.

             11.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party shall use all reasonable best efforts to cause each Closing to occur, including using its reasonable best efforts to obtain all material consents, permits, authorizations and approvals of, and to make all necessary filings, notifications or registrations with, all Governmental Entities and other persons which are necessary for the consummation of the transactions contemplated by the Agreements, provided however that the foregoing shall not be deemed to require WRC or the Company to expend a material amount of funds to comply with the foregoing.

             11.2 Frustration of Closing Conditions. Neither WRC nor the Company may rely on the failure of any condition set forth in Sections 7 and 8 to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable efforts, as and to the extent required by Section 11.1, to cause each Closing to occur.

         12. Termination.

             12.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Option Closing Date:

                  (i) by mutual written consent of the Company and WRC;

                  (ii) by WRC upon written notice to the Company if any of the conditions to any Closing set forth in Section 7 shall have become incapable of fulfillment and shall not have been waived in writing by WRC;

                  (iii) by the Company upon written notice to WRC if any of the conditions to any Closing set forth in Section 8 shall have become incapable of fulfillment and shall not have been waived in writing by the Company;

                  (iv) by either the Company or WRC upon written notice to the other such party if the Initial Closing does not occur on or prior to May 31, 2001; provided, however that the right to terminate this Agreement pursuant to this Section 12.1(iv) shall not be available to any party hereto if the failure to consummate the Initial Closing by such date was caused by the breach of this Agreement by such party; or

                  (v) (a) by the Company, if WRC breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.3 and (y) cannot be or has not been cured within 30 days after such breach or failure to perform or
(b) by WRC, if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and (2) cannot be or has not been cured within 30 days after such breach or failure to perform; or

                      (b) by either the Company or WRC if any Injunction granting any of the relief set forth in clauses (i) through (iv) of Section 7.12(a) shall be in effect and shall have become a final non-appealable final order, decree or ruling, provided that the party seeking to terminate this Agreement pursuant to this clause shall have used reasonable efforts to prevent the entry of and to remove such Injunction.

             12.2 Other Agreements; Material To Be Returned.

                  (a) In the event that this Agreement is terminated by the Company or WRC pursuant to Section 12.1, the transactions contemplated by the Agreements shall be terminated, without further action by any party hereto, and each of the Company and WRC shall immediately enter into, or cause its relevant affiliates to enter into, written consents to terminate each of the other agreements; provided, however that the License Agreement shall be governed by sections 3.8 and 12.1 thereof in the event that this Agreement is terminated and the Distribution Agreement shall not be terminated or affected by this Section 12.2(a).

                  (b) Furthermore, in the event that this Agreement is terminated as provided herein:

                      (i) WRC shall return all documents and other material received from the Company or any of its respective representatives relating to the Purchase or the Option or the transactions contemplated by the Agreements, whether obtained before or after the execution of this Agreement, to the Company or, at its option, destroy such documents and material;

                      (ii) WRC agrees that all confidential information received by WRC or its representatives with respect to the Purchase or the Option or the Agreements or the transactions contemplated thereby shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement;

                      (iii) The Company shall return all documents and other material received from WRC or any of its representatives relating to WRC or the transactions contemplated by the Agreements, whether obtained before or after the execution of this Agreement, to WRC, or at its option, destroy such documents and material; and

                      (iv) The Company agrees that all confidential information received by the Company or its representatives with respect to WRC or the Agreements or the transactions contemplated thereby shall be kept confidential notwithstanding the termination of this Agreement.

             12.3 Effect of Termination. Upon the termination hereof, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Sections 1.5 and 1.6 relating to the issuance of Shares to WRC, (ii) Sections 5.13 and 6.4 relating to brokers, (iii) Section 13.10 relating to certain expenses and (iv) this Section 12. Nothing in this Section 12 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

         13. Miscellaneous.

             13.1 Entire Agreement; Successors and Assigns. The Agreements constitute the entire agreement between the Company and WRC relative to the subject matter hereof. Any previous agreement between the Company and WRC is superseded by this Agreement. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

             13.2 Transfers and Assignments. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by any party (including by operation of law) without the prior written consent of the other parties hereto, and any assignment or transfer without such consent shall be null and void and of no effect.

             13.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflict of laws thereof.

             13.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             13.5 Headings. The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

             13.6 Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given (i) three days after sending by first class U.S. mail postage prepaid, (ii) upon personal delivery or (iii) one day after the sending if sent by commercial overnight courier addressed to the Company at 801 North Brand Boulevard, Suite 680, Glendale, CA 91203, Attention: Brian A. Napack, President with a copy to Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, CA 94304,
Attention: Michael J. Danaher, and if to WRC, at 512 Seventh Avenue, 21st Floor, New York, NY 10016, Attention: Charles Laurey, Director, with a copy to Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, NY 10019-7475,
Attention: Julie T. Spellman or at such other address as the Company or WRC may designate.

             13.7 Survival of Representations and Warranties. The warranties, representations and covenants of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and each Closing, and such warranties, representations and covenants of the Company shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of WRC; provided, however, that such representations and warranties need only be accurate as of the date of such execution and delivery and as of each Closing.

             13.8 Amendment of Agreement. Any provision of this Agreement may be amended, waived or terminated by a written instrument signed by the Company and WRC.

             13.9 Finders Fees. Each of the Company and WRC will indemnify the other against all liabilities incurred by the indemnifying party with respect to claims related to investment banking or finders fees in connection with the transactions contemplated by this Agreement, arising out of arrangements between the party asserting such claims and the indemnifying party, and all costs and expenses (including reasonable fees of counsel) of investigating and defending such claims.

             13.10 Expenses. Each of the Company and WRC shall bear its own expenses incurred on its behalf with respect to this Agreement and the transactions contemplated hereby, unless the parties mutually agree otherwise; provided, however, that WRC shall pay to the Company the Company Legal Fees at the Initial Closing. At the Initial Closing, the Company shall, out of Proceeds received at the Initial Closing, pay (by check or wire transfer) the Company Legal Fees.

             13.11 Aggregation of Stock. All shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

             13.12 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

             13.13 Attorneys' Fees and Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party is entitled.

             13.14 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth on such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

             13.15 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any Delaware state court or any Federal court sitting in the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement.

             13.16 Solicitation of Employees. The parties agree that without the prior written consent of the parties, and until the later of the date that is
(i) 12 months following the termination of this Agreement or (ii) 12 months following the Initial Closing Date if there is an Option Exercise, neither party shall either directly or indirectly solicit, induce, recruit or encourage any of the other party's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the other party; provided, however that the foregoing provision shall not prevent either party from employing any such person who contacts a party hereto on his or her own initiative without any direct or indirect solicitation from such party, and provided further that the foregoing provision shall not prohibit (a) any advertisement or general solicitation (or any hiring thereto) that is not specifically targeted at such persons or (b) the solicitation or employment of any person who is not employed by a party hereto on the date the other party first solicits him or her.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.




THE COMPANY:                          THINKBOX INC.
                                      a Delaware corporation



                                      By:
                                          --------------------------------------
                                          Brian A. Napack
                                          President and Chief Executive Officer





  [Signature Page to ThinkBox Inc. Series C Preferred Stock Purchase Agreement]

WRC:
                                      WRC MEDIA INC.
                                      a Delaware corporation


                                      By:
                                          --------------------------------------
                                          Charles L. Laurey
                                          Secretary





  [Signature Page to ThinkBox Inc. Series C Preferred Stock Purchase Agreement]

                                    EXHIBIT A

                              Schedule of Payments

                                    EXHIBIT B


            Second Amended and Restated Certificate of Incorporation

                                    EXHIBIT C


             First Amended and Restated Investors' Rights Agreement

                                    EXHIBIT D


     First Amended and Restated Right of First Refusal and Co-Sale Agreement

                                    EXHIBIT E


                                  Legal Opinion

                                    EXHIBIT F


                             Option Payment Schedule

                                    EXHIBIT G


                     Irrevocable Proxy and Voting Agreement

                                    EXHIBIT H


                                License Agreement

                                    EXHIBIT I


                       Amendment to Distribution Agreement

                                    EXHIBIT J


                                Merger Agreement

                                    EXHIBIT K


 Form of Confidential Information and Intellectual Property Assignment Agreement

                                    EXHIBIT L


                 Consent Solicitation and Information Statement